KEY ENERGY GROUP, INC.
255 Livingston Avenue
New Brunswick, New Jersey 08901





May 15, 1996

Mr. Francis D. John
33 Penn Oak Trail
Newtown, PA  18940

Dear Fran:

         The purpose of this letter is to confirm to you that the Board of Directors of Key Energy Group, Inc. ("Key") in March, 1996 agreed, in recognition of the successful completion of the merger of WellTech, Inc. into Key and Key's financing with CIT Group-Credit Finance, Inc., to pay you a bonus of $300,000 on any date after July 1, 1996 that you shall request; after July 1, 1996 the unpaid portion of the bonus shall bear interest at 6% per annum. In addition, the Board of Directors has agreed that Key will pay an additional bonus to you of $150,000, at your request, which amount shall be utilized by you to acquire shares of common stock of Key.

         Please confirm your agreement to the foregoing by countersigning this letter where indicated, whereupon this letter agreement shall become Amendment No. 2 to your Employment
Agreement dated as of July 1, 1995, as amended.


Very truly yours,


Key Energy Group, Inc.


By: /s/ Van Greenfield


Co-Chairman of
the Board of Directors

Agreed to:
/s/ Francis D. John Francis D. John
Date: 5/15/96